JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital Management Corporation

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner

Designated Filer:	Advantage Capital Partners III Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by the Report:	December 31, 2003 until January 2, 2004

ADVANTAGE CAPITAL MANAGEMENT CORPORATION

Signature of Joint Filer:	/s/ Steven T. Stull
Steven T. Stull
President